EXHIBIT 99.2

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

PROGENICS 1404 IMAGING AGENT SHOWS HIGH ACCURACY IN
 DETECTING CANCER WITHIN THE PROSTATE GLAND IN INTERIM
 ANALYSIS OF PHASE 2 STUDY

1404 more accurate than MRI in detecting primary prostate cancer in this study

Tarrytown, NY, San Francisco, CA, January 30, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX), an oncology company focused on the development of innovative approaches to targeting and treating prostate cancer, announced that findings from a Phase 2 study of its PSMA targeted imaging agent, 1404, entitled A Phase 2 Study of 99mTc-Trofolostat (MIP-1404) SPECT/CT to Identify and Localize Prostate Cancer in High-risk Patients Undergoing Radical Prostatectomy (RP) and Extended Pelvic Lymph Node Dissection (ePLND) Compared to Histopathology: An Interim Analysis, were presented today at the meeting of the American Society of Clinical Oncology's Genitourinary Cancers Symposium
"In this study, our imaging agent, 1404, showed 94% sensitivity and 100% specificity in detecting and imaging cancer in the prostate gland," said Hagop Youssoufian, Executive Vice President, Research and Development. "From this data we can foresee how 1404 might significantly alter the clinical course of a patient's treatment. For example, four men in our phase 2 trial might have avoided a prostatectomy and its inevitable life-changing side effects if our drug had been available to them as a diagnostic prior to that surgery. While this study tested 1404 in men undergoing prostatectomy, we believe it may have utility at other points in the treatment plan as well."
"Today's results demonstrate the potential of our PSMA targeted imaging agent, 1404, to change the course of clinical care in prostate cancer," said Mark R. Baker, CEO of Progenics. "Our imaging agent, which showed a high degree of accuracy, was tested against the gold standard of the histopathology of the patient's prostate gland and lymph nodes following surgery. In its first large scale use, 1404 showed an increased sensitivity and specificity in the detection and imaging of prostate cancer over MRI."

A discussion with CEO Mark Baker and Senior Management of these findings will be webcast at 7:00 PM PST/10 PM EST on Thursday, January 30. The live webcast will be available in the Events section of the Progenics website, www.progenics.com. To ensure a timely connection, users should register at least 15 minutes prior to the scheduled start. An archive of the event will be available for 90 days.
About 1404, an imaging compound targeting Prostate Specific Membrane Antigen
1404 is a developmental stage radiopharmaceutical imaging agent that is designed to highlight the expression of distinct proteins by diseased cells. The image created provides the opportunity to "visualize cancer", potentially allowing for improved detection and staging, more precise biopsies, and a targeted treatment plan including active surveillance as a disease management tool.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year, and that approximately 2 million men in the U.S. currently count themselves among prostate cancer survivors.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both completing phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate in a registrational phase 2 study under an SPA with the FDA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. has licensed subcutaneous Relistor in Japan. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

(PGNX-C)
Editors Note:
For more information, please visit www.progenics.com.